                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                   Knoll, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    498904101
                                 (CUSIP Number)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------
CUSIP No.  498904101                    13G
-------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P.              I.D.# 13-3784037
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             27,908,832
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            27,908,832
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,908,832
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                               [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           64.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------
CUSIP No.  498904101                     13G
--------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.               I.D.# 13-6358475
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             27,908,832
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            27,908,832
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,908,832
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           64.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------
CUSIP No.  498904101                     13G
--------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC             I.D.# 13-3536050
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             27,908,832
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            27,908,832
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,908,832
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                               [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           64.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).                         Name of Issuer:

                                   Knoll, Inc. (the "Issuer")

Item 1(b).                         Address of Issuer's Principal Executive
                                   Offices:

                                   1235 Water Street
                                   East Greenville, PA 18041

Items 2(a)                         Name of Person Filing; Address of Principal
and (b).                           Business Office:

                                   This statement is filed by and on behalf of
                                   (a) Warburg, Pincus Ventures, L.P., a
                                   Delaware limited partnership ("WPV"); (b)
                                   Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPV. WP, as the sole general partner of WPV, has a 15% interest in the profits of WPV and owns 1.2% of the limited partnership units in WPV. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c).                         Citizenship:

                                   Not Applicable

Item 2(d).                         Title of Class of Securities:

                                   Common Stock, par value $.01 per share
                                   (the "Common Stock")

Item 2(e).                         CUSIP Number:

                                   498904101

Item 3.                            Not Applicable

Item 4.                            Ownership:

                                    (a)  27,908,832 shares of
                                         Common Stock, as of December 31, 1997.

                                    (b)  64.6%

                                    (c)    (i)       -0-
                                           (ii)      27,908,832
                                           (iii)     -0-
                                           (iv)      27,908,832

Item 5.                            Ownership of Five Percent or Less of a Class:

                                   Not Applicable

Item 6.                            Ownership of More than Five Percent on
                                   Behalf of Another Person:

                                   Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                                   Not Applicable

Item 8.                            Identification and Classification of
                                   Members of the Group:

                                   Not Applicable

Item 9.                            Notice of Dissolution of Group:

                                   Not Applicable

Item 10.                           Certification:

                                   Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 1998


                                         WARBURG, PINCUS VENTURES, L.P.

                                         By:  Warburg, Pincus & Co.,
                                              General Partner


                                         By:  /s/ Stephen Distler
                                                  Stephen Distler, Partner



                                         WARBURG, PINCUS & CO.


                                         By:  /s/ Stephen Distler
                                                  Stephen Distler, Partner



                                         E.M. WARBURG, PINCUS & CO., LLC


                                         By:  /s/ Stephen Distler
                                                  Stephen Distler, Member

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                                    EXHIBITS






Exhibit I Joint Filing Agreement, dated February 9, 1998, among the signatories to this Schedule 13G.





















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